Exhibit 99

4832 Grand Avenue Duluth, MN 55807 USA Phone: (218) 628-2217 Fax: (218) 628-3245 Email: info@ikonics.com Website: www.ikonics.com
News Contact: Bill Ulland Chairman, President & CEO (218) 628-2217	For Immediate Release April 25, 2012

IKONICS ANNOUNCES FIRST QUARTER RESULTS AND STATUS ON

NEW BUSINESS INITIATIVES

DULUTH, MN—IKONICS Corporation (NASDAQ:IKNX), a Duluth based imaging technology company, announced record first quarter sales in 2012 of $4,000,000, a 10% increase over the first quarter of 2011. The company posted a small loss of $62,000, or $0.03 per share, in the first quarter of 2012 compared with small profit of $37,000, or $0.02 per share, for the corresponding 2011 quarter.

Bill Ulland, IKONICS CEO, said, “Although the sales increase is positive, poor earnings are a familiar theme related to our investment in new technologies and rising raw material costs. At the end of 2011, we initiated steps to lower operating costs and improve earnings primarily by a reduction in on-going consultant expenses and personnel adjustments. We estimate that on an annualized basis, these initiatives will reduce costs approximately $250,000. However, most of the impact of these actions will not be recognized until the second quarter of 2012 and thereafter. Also, we have been able to take advantage of higher volume purchasing of certain petrochemical-based raw materials, allowing us to recognize an average cost savings of 6% on purchases of approximately $900,000. In addition to gaining volume discounts, such strategic purchasing partially insulates us from ongoing price volatility. As we have been implementing these cost-cutting measures, we continue to make progress in the growth of our new businesses.”

Ulland continued, “In 2012, a number of significant events centering on our new technologies have taken place at IKONICS. We entered into a contract with the Naval Research Laboratory for the use of our technology to control boundary layer conditions on aircraft wings (smart wing technology). In addition to the DTX printer sold by us in January, our strategic printer manufacturing has also shipped two printers. We are working with our DTX customers on training, production optimization, and product improvements. We have entered into agreements with several major aerospace companies to determine the feasibility of using our unique technologies in the production of military and commercial aircraft and currently have a dozen projects in-house. These range from initial feasibility to the manufacture of prototypes to being qualified and specified for production. Although we have some initial contracts and are a second tier supplier to the Airbus A350 and Boeing 747-8, we have yet to see major orders, but I believe some of these new projects will lead to long-term contracts for IKONICS, and we are taking steps to expand our production capability to accommodate an anticipated increase in our business with the aerospace industry. We are seeing appreciation of our technologies in the aerospace industry, including from manufacturers of some of the most advanced military and civilian aircraft in the world. However, the sales cycle inherent to the aerospace and other industrial markets is long, requiring a great deal of effort and investment, both of which IKONICS is positioned to make.”

This press release contains forward-looking statements regarding sales, cost savings, gross profits, net earnings, balance sheet position, and new products, technologies, customers and businesses initiatives that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products and technologies, the strength of industries (including the aerospace industry) in which our customers and potential customers operate, government funding of projects for which the Company is a supplier, capital expenditure requirements, raw material costs, the ability to control operating costs without impacting growth, the ability to scale our production capabilities as well as the factors described in the Company’s Form s 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF INCOME (unaudited)

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended
	3/31/12	3/31/11
Net Sales	$4,009,624	$3,653,099

Cost of Goods Sold	2,504,064	2,186,256

Gross Profit	1,505,560	1,466,843

Operating expenses	1,601,911	1,443,552

Income (loss) from operations	(96,351)	23,291

Interest income	3,726	4,562

Income (loss) before income taxes	(92,625)	27,853

Income tax benefit	30,219	9,489

Net income (loss)	$(62,406)	$37,342

Earnings (loss) per common share-diluted	$(0.03)	$0.02

Average shares outstanding-diluted	1,984,695	1,981,114

Condensed Balance Sheets

As of March 31, 2012 and December 31, 2011

	3/31/12	12/31/11
	(unaudited)
Assets
Current assets	$8,651,668	$8,404,194
Property, plant and equipment, net	5,550,802	5,436,902
Intangible assets, net	299,255	326,362

	$14,501,725	$14,167,458

Liabilities and Stockholders’ Equity
Current liabilities	$1,226,966	$838,915
Deferred income taxes	338,000	338,000
Long term debt	—	—
Stockholders’ equity	12,936,759	12,990,543

	$14,501,725	$14,167,458

CONDENSED STATEMENTS OF CASH FLOW (unaudited)

For the Three Months Ended March 31, 2012 and 2011

	3/31/12	3/31/11

Net cash provided by (used in) operating activities	$158,995	$(500,000)

Net cash used in investing activities	(39,544)	(94,830)

Net cash provided by financing activities	3,750	55,709

Net increase (decrease) in cash	123,201	(539,121)

Cash at beginning of period	1,867,165	1,291,383

Cash at end of period	$1,990,366	$752,262